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                                                                   EXHIBIT 99(J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Bjurman, Barry Funds:

We consent to (a) the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-16033 on Form N-1A of our report dated May 20, 2005 appearing in the Annual Report which is incorporated by reference in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "Other Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Los Angeles, California
August 1, 2005